EXHIBIT 99.1

News Release

April 22, 2014

Ashland Chairman and Chief Executive Officer Jim O’Brien to retire in December
Board of directors begins formal search process as part of orderly succession planning

Covington, Ky. – As part of an ongoing integrated succession and strategic plan, Ashland Inc. (NYSE: ASH) today announced that Chairman and Chief Executive Officer James J. O’Brien has decided to retire effective December 31, 2014. Ashland’s board has launched a formal search process to choose his successor. As part of the overall succession plan, it is anticipated that O’Brien will remain on the board for a limited time once the new CEO is named in order to facilitate a smooth transition.

Since 2002, O’Brien, 59, has directed Ashland’s transformation from a multi-industry petroleum refiner and marketer with holdings in chemicals and transportation construction into a global specialty chemicals company with 15,000 employees and nearly $8 billion in annual sales. Along the way, the company has completed approximately two dozen acquisitions and divestitures that have provided Ashland with a larger presence in higher-margin businesses with strong growth potential.

“The past decade has been a period of dramatic change and transition for Ashland,” O’Brien said. “Working together with other members of the senior leadership team, we have reshaped the company and positioned it for long-term growth and success. I am proud of what the Ashland team has accomplished. At the same time, I am excited by the opportunities that lie ahead, both for Ashland and for me personally. This year marks Ashland’s 90th anniversary, and I am confident that the board will find a new leader with the vision and experience to write a new chapter in Ashland’s rich, proud history.”

The board of directors has appointed a special committee, chaired by Barry W. Perry, the board’s lead independent director, to lead the search process. The special committee has hired a leading executive recruiting firm to assist in the search, which will consider both internal and external candidates.

“Jim O’Brien has left an indelible mark of performance and leadership on Ashland, and we are grateful for his 38 years of service to the company,” said Perry. “During his 12 years as CEO, Jim has guided the company through a significant transformation that has saluted Ashland’s past, strengthened its present, and redefined the future for Ashland employees and shareholders.”

About Ashland Inc.
In more than 100 countries, the people of Ashland Inc. (NYSE: ASH) provide the specialty chemicals, technologies and insights to help customers create new and improved products for today and sustainable solutions for tomorrow. Our chemistry is at work every day in a wide variety of markets and applications, including architectural coatings, automotive, construction, energy, food and beverage, personal care, pharmaceutical, tissue and towel, and water treatment. Visit ashland.com to see the innovations we offer through our four commercial units – Ashland Specialty Ingredients, Ashland Water Technologies, Ashland Performance Materials and Valvoline.

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FOR FURTHER INFORMATION:

Investor Relations:
Jason Thompson
+1 (859) 815-3527
jlthompson@ashland.com

Media Relations:
Gary Rhodes
+1 (859) 815-3047
glrhodes@ashland.com